EXHIBIT F.








                                             August 18, 1997


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:     File No. 70-9045
        Application/Declaration of The Connecticut Light and Power Company with Respect to the Organization of a Wholly Owned Subsidiary Related to an Accounts Receivable Purchase and Sale Program

Ladies and Gentlemen:

        I am Assistant General Counsel of Northeast Utilities Service Company ("NUSCO"), the service company subsidiary of Northeast Utilities ("NU"), and I am furnishing this opinion as Exhibit F to the Application/Declaration, as amended, on Form U-1 (the "Declaration") of The Connecticut Light and Power Company ("CL&P"), a subsidiary of NU, to the Commission with respect to the organization by CL&P of a wholly owned subsidiary (CL&P Receivables Corporation or "CRC") related to an accounts receivable purchase and sale program and related transactions, as more fully set forth in the Declaration.

        In connection with this opinion, I have examined or caused to be examined by counsel associated with or engaged by me, including counsel who are employed by NUSCO, such papers, documents, and records, and have made such examination of law and have satisfied myself as to such other matters as I have deemed relevant or necessary for the purpose of this opinion. I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures, the legal capacity of natural persons, and the conformity to originals of all documents submitted to me as copies.

        The opinions set forth herein are limited to the laws of the State of Connecticut and the federal laws of the United States. I am a member of the bar of the State of New York. I am not a member of the bar of the State of Connecticut, and do not hold myself out as an expert in the laws of such jurisdiction, although I have made a study of relevant laws of such jurisdiction. In expressing opinions about matters governed by the laws of the State of Connecticut, I have consulted with counsel who are employed by NUSCO and are members of the bars of such jurisdiction.

        The opinions set forth in paragraph (b) below are subject to the effect of bankruptcy, insolvency, moratorium and other similar laws affecting creditors rights generally and general principles of equity.

        Based upon and subject to the foregoing, and if the proposed transactions contemplated by the Declaration are carried out in accordance therewith, I am of the opinion that:

               (a) all Connecticut laws applicable to the proposed transactions will have been complied with;

               (b) (i) CRC will be validly organized and duly existing under the laws of the State of Connecticut, (ii) the common stock of CRC issued to CL&P will be validly issued, fully paid and nonassessable, and CL&P will be entitled to all of the rights and privileges appertaining to the ownership of 100% of the issued and outstanding common stock of CRC, and (iii) insofar as any interests in receivables sold by CRC as part of such transactions are regulated as the issuance of securities, such securities will be valid and binding obligations of CRC in accordance with their terms;

               (c) CL&P will legally acquire the common stock of CRC to be acquired by it as part of the proposed transactions; and

               (d) the consummation of the proposed transactions by CL&P and CRC will not violate the legal rights of the holders of any securities issued by CL&P or CRC or any associate company thereof.

                                             Very truly yours,


                                             /s/ Jeffrey C. Miller
                                             Jeffrey C. Miller